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                                                                    EXHIBIT 12.1

                                  ONEOK, Inc.
               Computation of Ratio of Earnings to Fixed Charges


                                                        Four Months Ended
                                                          December 31,
                                                      1999             1998
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                                                          (Thousands of
                                                            Dollars)
Fixed Charges, as defined
   Interest on long-term debt                      $  19,682        $  11,983
   Other interest                                      7,303            3,364
   Amortization of debt discount and expense             898              220
   Interest on lease agreements                          868              775
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       Total Fixed Charges                            28,751           16,342
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Earnings before income taxes and income from
   equity investees                                   55,685           56,930
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Earnings available for fixed charges               $  84,436        $  73,272
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Ratio of earnings to fixed charges                      2.94  x          4.48x
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


For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of net income plus fixed charges and income taxes, less undistributed income from equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.